SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

Sonic Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held January 15, 2009

SONIC CORP.
300 Johnny Bench Drive
Oklahoma City, Oklahoma 73104

Dear Stockholder:

It is my pleasure to invite you to the annual meeting of the stockholders of Sonic Corp. (the “Company”).  We will hold the meeting on Thursday, January 15, 2009, at 1:30 p.m. on the Fourth Floor of the Sonic Headquarters Building, located at 300 Johnny Bench Drive, Oklahoma City, Oklahoma, for the following purposes:

1.	To elect three directors; and

2.	To act upon any such other matters as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. The Board of Directors has chosen the close of business on November 20, 2008, as the date used to determine the stockholders who will be able to attend and vote at the annual meeting. If you own stock in Sonic Corp. at the close of business on that date, you are cordially invited to attend the meeting.

We are pleased to take advantage of new Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet.  As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of this proxy statement and our 2008 Annual Report to Stockholders.  The Internet Availability Notice contains instructions on how to access those documents over the Internet.  The Internet Availability Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2008 Annual Report to Stockholders and a form of proxy card or voting instruction card, as applicable.  All stockholders who do not receive an Internet Availability Notice will receive a paper copy of the proxy materials by mail.  We believe that this new process will reduce the costs of printing and distributing our proxy materials and also save natural resources.

All stockholders are cordially invited to attend the Annual Meeting in person.  However, whether or not you expect to attend the Annual Meeting in person, if you received paper copies of these proxy materials, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the provided postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting.  Stockholders that have accessed these proxy materials on the Internet, as well as those who have received paper copies, may vote by following the instructions included in this proxy statement or by following the instructions detailed in the Internet Availability Notice, as applicable.  If you send in your proxy card or vote by telephone or the Internet, you may still decide to attend the Annual Meeting and vote your shares in person.  Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

We look forward to seeing you at the meeting.

By order of the Board of Directors,

/s/ Carolyn C. Cummins

Oklahoma City, Oklahoma	Carolyn C. Cummins, Secretary
December 5, 2008

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
SONIC CORP.

To Be Held Thursday, January 15, 2009

SOLICITATION OF PROXIES AND VOTING

Solicitation

Sonic Corp. (sometimes referred to herein as “Sonic,” “we,” “us,” “our,” or the “Company”) is furnishing this proxy statement to the stockholders of the Company to solicit their proxies for use at the annual meeting of stockholders to take place on Thursday, January 15, 2009, and at any adjournment of the meeting.  We also may use the services of our directors, officers, and employees to solicit proxies personally or by telephone.  We regularly retain the services of Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee, to assist with our investor relations and other stockholder communications issues.  Corporate Communications, Inc. may assist in the solicitation of the proxies and will not receive any additional compensation for those services.  Sonic will bear all of the costs of preparing, printing, assembling, and mailing this proxy statement and the proxy card and all of the costs of the solicitation of the proxies.

A copy of our 2008 Annual Report to Stockholders, this proxy statement and accompanying proxy card are being distributed or otherwise made available beginning on or about December 5, 2008.

Notice and Access

In accordance with the rules and regulations recently adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials to our stockholders by providing access to such documents on the Internet.  Accordingly, a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet.  Stockholders that received the Internet Availability Notice have the ability to access the proxy materials on a website referred to in the Internet Availability Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Internet Availability Notice.

The Internet Availability Notice also provides instructions on how to inform us to send future proxy materials to you electronically by e-mail or in the printed form by mail.  If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials or a link to a special website to access our proxy materials.  Your election to receive proxy materials by e-mail or printed form by mail will remain in effect until you terminate it.

Reimbursement of Nominees

Sonic will reimburse any bank, broker-dealer, or other custodian, nominee, or fiduciary for its reasonable expenses incurred in completing the mailing of stockholder requested proxy materials to the beneficial owners of Sonic’s voting common stock.

Revocation of Proxy

Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by giving written notice to Carolyn C. Cummins, Secretary of the Company.  The persons named on the proxy card will vote the proxies at the annual meeting, if received in time and not revoked.

Stockholder Proposals

In order for the Company to include a stockholder proposal in the proxy materials for the next annual meeting of stockholders, a stockholder must deliver the proposal to the Secretary of the Company no later than August 17, 2009.

VOTING RIGHTS AND PROCEDURE

Only the record holders of shares of the voting common stock of the Company as of the close of business on November 20, 2008, will have the right to vote at the annual meeting.  As of the close of business on that date, the Company had 60,488,552 shares of common stock issued and outstanding (excluding 56,600,080 shares of common stock held as treasury stock).  Each stockholder of record will have one vote for each share of common stock of the Company that the stockholder owned as of the record date.  All shares of common stock may vote on all matters coming before the annual meeting, and a majority of all of the outstanding shares of common stock of the Company entitled to vote at the meeting, represented in person or by proxy, will constitute a quorum for the meeting.  The Company will treat all abstentions and broker non-votes as present or represented at the meeting for the purposes of determining whether a quorum exists for the meeting.

Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card.  Refer to the Internet Availability Notice to see which options are available to you and how to use them.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities and to confirm that their instructions have been properly recorded.

With respect to the election of directors, the three nominees receiving the greatest number of votes will be elected.  Abstentions and broker non-votes (discussed below) will not affect the outcome of the election because only a plurality of the votes actually cast is needed to elect directors.

With respect to any other matter properly brought before the meeting, a majority of the shares represented at the meeting and entitled to vote is required for approval.  Therefore, abstentions will have the effect of a vote against approval.  Broker non-votes will not affect the outcome of the vote.  Proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal (so-called "broker non-votes") will be considered as present for quorum purposes but not as shares counted for determining the outcome of the vote.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

General

Our certificate of incorporation provides for a classified board of directors, with three classes of directors each nearly as equal in number as possible.  Each class serves for a three-year term, and one class is elected each year.  The Board of Directors is authorized by our bylaws to fix from time to time the number of directors that constitute the whole Board of Directors.  The Board size has been set at nine members.  The Nominating and Corporate Governance Committee has recommended to the Board of Directors, and the Board of Directors has nominated for election by the stockholders, the three individuals listed below.  If elected, each nominee will serve as a director for a three-year term expiring at the annual meeting to be held in 2012.  One other Board position for a term expiring at the annual meeting to be held in January 2011 is vacant.  The Board of Directors has initiated its search for a qualified candidate to fill the vacant Board position.

All nominees will hold office until the stockholders elect their qualified successors.  If any of the nominees becomes unable or unwilling to accept the election or to serve as a director (an event which the Board of Directors does not anticipate), the person or persons named in the proxy will vote for the election of the person or persons recommended to the Board of Directors.

Nominees

The following table sets forth the name, principal occupation, age, year in which the individual first became a director, and year in which the director’s term will expire (if elected) for each nominee for election as a director at the annual meeting of stockholders.

Name and Principal Occupation	First Became a Director	Term Expires	Age

Michael J. Maples1	June 2005	2012	66
J. Larry Nichols2	January 2007	2012	66
Frank E. Richardson3	March 1991	2012	69
____________________
1Mr. Maples has over 40 years of experience in the computer industry.  He held various management positions at Microsoft Corporation from 1988 to 1995, the most recent of which was Executive Vice President of the Worldwide Products Group and a member of the Office of the President.  Before joining Microsoft, Mr. Maples worked for IBM Corporation for over 23 years where he served as Director of Software Strategy.  After retiring from Microsoft in 1995, Mr. Maples has primarily devoted his time to private investments and ranching.  Mr. Maples also serves as a Director of Lexmark Corp. and Multimedia Games, Inc.

2Mr. Nichols is a co-founder of Devon Energy Corporation (“Devon”) and has served as Chairman of the Board of Directors of Devon since 2000 and as Chief Executive Officer since 1980.  He served as President of Devon from 1976 until 2003.  Mr. Nichols also serves as a Director of Baker Hughes Incorporated.  He serves as a Director of the Domestic Petroleum Council, the National Association of Manufacturers, the Independent Petroleum Association of America, and the National Petroleum Council.

3Mr. Richardson has served as Chairman of F. E. Richardson & Co., Inc. of New York City, a firm specializing in acquisitions of and investments in growth companies, since June 1995.  From 1986 to June 1995, Mr. Richardson served as President of Wesray Capital Corporation, a firm which also specialized in acquisitions of and investments in growth companies.  From 1997 to June 2006, he served as Chairman of Enterprise News Media, Inc., which owned newspapers in Brockton, Quincy, Plymouth, and several other towns in Massachusetts.  Mr. Richardson serves as a trustee of the Metropolitan Museum of Art and the New York University School of Medicine, both located in New York.

Proxies cannot be voted for more than three nominees.

The Board of Directors recommends a vote “For” the election of each of the three nominees as a director.

Other Directors

The following table sets forth the name, principal occupation, age, year in which the individual first became a director, and year in which the director’s term will expire for each director who will continue as a director after the annual meeting of stockholders.

Name and Principal Occupation	First Became a Director	Term Expires	Age

J. Clifford Hudson1	August 1993	2010	54
Federico F. Peña2	January 2001	2010	61
Robert M. Rosenberg3	April 1993	2010	70
Leonard Lieberman4	December 1988	2011	79
H.E. “Gene” Rainbolt5	January 1996	2011	79

____________________
1Mr. Hudson has served as the Company’s Chairman of the Board and Chief Executive Officer since January 2000.  Mr. Hudson served as Chief Executive Officer and President of the Company from April 1995 to January 2000, and reassumed the position of President in November 2004 until May 2008.  He has served in various other offices with the Company since 1984.  Mr. Hudson has served on the Board of Trustees of the Ford Foundation since January 2006 and on the Board of Trustees of the National Trust for Historic Preservation since January 2001, where he now serves as Chairman of the Board.  He served as Chairman of the Board of the Securities Investor Protection Corporation, the federally chartered organization which serves as the insurer of customer accounts with brokerage firms, from 1994 to 2001.

2Mr. Peña has served as a Managing Director of Vestar Capital Partners since January 1999.  He served as a Senior Advisor of Vestar Capital Partners from August 1998 until January 1999.  Mr. Peña served as the U.S. Secretary of Energy from April 1997 through July 1998 and as the U.S. Secretary of Transportation from January 1993 through January 1997.  He served as the Mayor of the city and county of Denver, Colorado from 1983 through 1991 and in the Colorado House of Representatives from 1979 until 1982.  Mr. Peña currently serves as a Director of Border Media Partners, a privately held radio company.  He has been a member of Toyota’s North American Diversity Advisory Board since January 2002.

3Mr. Rosenberg served as President and Chief Executive Officer of Allied Domecq Retailing USA (“Allied”) from May 1993 until his retirement in August 1998.  Allied is the parent company of Dunkin’ Donuts, Inc. and Baskin-Robbins, Inc.  Mr. Rosenberg served as President and Chief Executive Officer of Dunkin’ Donuts, Inc. from 1963 until May 1993, and he served as President and Chief Executive Officer of Baskin-Robbins, Inc. from December 1992 until May 1993.  Mr. Rosenberg currently serves as an honorary Director of the National Restaurant Association, as well as a trustee of the educational foundation of the International Franchise Association ("IFA").  He is a past president of the IFA.  Mr. Rosenberg also serves as a Director of Dominos, Inc.

4Mr. Lieberman served as the Chief Executive Officer and a Director of Supermarkets General Corporation from 1983 to 1987.  From 1987 to the present, Mr. Lieberman has primarily devoted his time to private investments.  From January through April 1991, he served as Chairman, President and Chief Executive Officer of Outlet Communications, Inc.  From 2002 to June 2006, Mr. Lieberman served as a Director of Enterprise News Media, Inc. He currently serves as a member of the Management Committee of Consolidated Container Company, LLC and as a Director of Modern Bank, N.A.

5Mr. Rainbolt has served as Chairman of the Board of BancFirst Corp. of Oklahoma City, Oklahoma, since 1989.  From 1985 to 1989, he served as Chairman of the Board of Directors of United Community Corp., a bank holding company in Oklahoma City, Oklahoma, and a predecessor of BancFirst Corp.

Directors Emeritus

Troy N. Smith, Sr., founder of the Company, has served as Chairman Emeritus of the Board of Directors since May 1991.  As Chairman Emeritus, Mr. Smith has the right to attend and participate on a non-voting basis at all meetings of the Board of Directors and receives the same director fees as the other independent directors.  E. Dean Werries, who served as a director from 1991 until 2005 (and Chairman of the Board from 1995 until 2000), was named Director Emeritus in January 2005.  Mr. Werries has the right to attend and participate on a non-voting basis at all meetings of the Board of Directors.

CORPORATE GOVERNANCE

Sonic’s policies and practices reflect corporate governance initiatives that are compliant with the listing standards of NASDAQ and the corporate governance regulations of the Sarbanes-Oxley Act of 2002.  The Board of Directors has documented its corporate governance practices and adopted Corporate Governance Guidelines, which are designed to formalize these practices and enhance governance efficiency and effectiveness.  The Corporate Governance Guidelines may be found in the corporate governance section of Sonic’s website, www.sonicdrivein.com.  Among other things, these guidelines address the following:

•
The Nominating and Corporate Governance Committee is required to review with the Board annually the composition of the Board as a whole, including the directors’ independence, skills, experience, age, diversity, and availability of service to the Company.

•	The Board is required to conduct periodic self-evaluation through the Nominating and Corporate Governance Committee.
•
The Nominating and Corporate Governance Committee is required to review and report to the Board at least annually on succession planning for the Chief Executive Officer, and the Chief Executive Officer is required at all times to make available to the Board his or her recommendations of potential successors.

•	The independent directors are required to meet in conjunction with each regularly scheduled quarterly Board meeting and at other appropriate times.
•	The Board and all committees are authorized to hire their own advisors.
•	Directors who change job responsibilities are required to notify the Board and give the Board the opportunity to review whether they should continue to serve as Board members.

Director Independence

Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has affirmatively determined that each member of the Board of Directors, with the exception of our Chairman and Chief Executive Officer, J. Clifford Hudson, is independent under the criteria established by NASDAQ for director independence.  The NASDAQ criteria include various objective standards and a subjective test.  The objective element consists of specific relationships that automatically preclude a finding of independence. The subjective component requires the Board to make an affirmative determination that there are no other relationships that would impair independence.  Mr. Hudson is the only employee member of the Board.

Committees of the Board of Directors

The Board of Directors has three standing committees:  the Nominating and Corporate Governance Committee, the Audit Committee, and the Compensation Committee.  The charters for each of these committees are available at no charge in the corporate governance section of the Company’s website at www.sonicdrivein.com.  All members of each of these committees are independent directors.  In addition, upon recommendation of the Nominating and Governance Committee, the Board of Directors has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership under applicable NASDAQ listing standards.

The independent directors of the Company meet without the management director at executive sessions in conjunction with each quarterly board meeting and at other appropriate times.  The independent directors have designated Frank E. Richardson as the lead director to preside at all meetings of the independent directors.

Nominating and Corporate Governance Committee.  In accordance with its written charter adopted by the Board of Directors, the Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends to the Board director nominees, and monitors significant developments in the law and practice of corporate governance.  On October 14, 2008, the Nominating and Corporate Governance Committee nominated the three individuals named above for election as directors at the annual meeting of stockholders.  The members of the Nominating and Corporate Governance Committee consist of all of the independent directors of the Company.  Frank E. Richardson is the Chair of the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee held three meetings during the Company’s last fiscal year.  The Nominating and Corporate Governance Committee will consider nominees recommended by the Company’s stockholders. In order to recommend a nominee for the next annual meeting, stockholders must deliver the recommendation in writing to the Company on or before August 17, 2009, addressed to the attention of Carolyn C. Cummins, Secretary of the Company, and must provide the full name, address, and business history of the recommended nominee.

Audit Committee.  In accordance with its written charter adopted by the Board of Directors, the Audit Committee provides assistance to the Board in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and compliance by the Company with certain legal and regulatory requirements.  The committee encourages free and open communication among the committee members, Ernst & Young LLP, the Company’s independent registered public accounting firm, and management of the Company.  In accordance with its charter, the Audit Committee pre-approves all audit and permissible non-audit services.  Throughout the year, the committee periodically meets with representatives of Ernst & Young LLP and also meets with representatives of the internal audit function, without management present.  The members of the Audit Committee are H. E. “Gene” Rainbolt (Chair), J. Larry Nichols, and Frank E. Richardson.  Each of the members of the Audit Committee is "independent," as defined by the rules of the SEC and the NASDAQ stock market listing standards.  The Board of Directors has determined that Mr. Rainbolt is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K.  In fiscal 2008, the Audit Committee met eight times, including meetings to review the quarterly financial statements prior to the releases of earnings to the public.

Compensation Committee.  In accordance with its written charter adopted by the Board of Directors, the Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy.  The Compensation Committee is comprised entirely of independent directors who operate under a written charter approved by the Board of Directors.  The Compensation Committee’s functions include reviewing and approving the base salary, annual cash incentive awards and long-term equity incentive awards to the executive officers of the Company, as well as overseeing and reviewing the Company’s various equity benefit plans. The members of the Compensation Committee are Leonard Lieberman, Michael J. Maples, Federico F. Peña, and Robert M. Rosenberg (Chair).  The Compensation Committee held four meetings during the Company’s last fiscal year.

The Board of Directors annually reviews the performance of the Chief Executive Officer and also sets the compensation of the Chief Executive Officer upon recommendation from the Compensation Committee.  Our Chief Executive Officer annually reviews the performance of those executives reporting directly to him and makes recommendations to the Compensation Committee regarding compensation for those executives, as well as any other executive officers named in the Summary Compensation Table (the “named executive officers”).  Our Compensation Committee may exercise its discretion in increasing, decreasing or otherwise modifying the proposed compensation and awards to those executive officers.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are named above.  None of these individuals has ever been an officer or employee of Sonic or any of its subsidiaries or had any relationship with Sonic requiring disclosure under Item 404 of Regulation S-K.  No executive officer of Sonic has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during fiscal year 2008.

Meetings of the Board of Directors

The Board of Directors of the Company held a total of eight meetings (four regular quarterly meetings and four telephonic special meetings) during the Company’s last fiscal year.  The independent directors met in executive session at each quarterly meeting.  Each incumbent director attended at least 75% of the meetings of the Board and the Board committees on which he served.

Attendance at Annual Meeting of Stockholders

The Company encourages its Board members to attend the annual meeting of stockholders and schedules Board and committee meetings to coincide with the stockholder meeting to facilitate the directors’ attendance.  All of the incumbent directors attended the annual meeting of stockholders held in January 2008.

Compensation of Directors

During the 2008 fiscal year, cash fees earned by the independent directors for their services were as follows:

•	Annual retainer fee of $30,000;
•	Audit Committee Chair annual retainer amount of $10,000;
•	Compensation Committee Chair and Nominating and Corporate Governance Committee Chair annual retainer amounts of $5,000;
•	Additional fee of $2,500 for each Board meeting attended;
•	Additional fee of $1,000 for any special telephonic meetings; and
•	Additional fee of $1,000 for Audit Committee members for each quarterly regularly scheduled earnings release telephonic meeting.

Independent directors receive seven-year, non-qualified stock options to purchase 60,000 shares of common stock of the Company upon the individual’s initial election as a director, and an annual grant of seven-year, non-qualified stock options to purchase 15,000 shares of common stock of the Company beginning with the fourth year of the director’s term and continuing annually for so long as the individual serves on the Board.  The exercise price of the stock options equals the market value of the common stock at the date of the grant, and the stock options become exercisable with regard to one-third of the shares of common stock underlying the option on each of the first three anniversary dates of the grant of the stock option.  In January 2008, the Company granted options to purchase 15,000 shares of common stock of the Company at $22.24 per share to Messrs. Lieberman, Peña, Rainbolt, Richardson, and Rosenberg.

 Director Compensation Table

The following table sets forth information as to compensation during fiscal year 2008 earned by each non-employee director of the Company.

Name 1	Fees Earned or Paid in Cash ($)	Option Awards ($)2	Total ($)

Leonard Lieberman	47,000	87,159	134,159

Michael J. Maples	39,500	150,4633	189,963

J. Larry Nichols	45,000	124,0084	169,008

Federico F. Peña	41,000	87,159	128,159

H.E. “Gene” Rainbolt	55,000	87,159	142,159

Frank E. Richardson	47,000	87,159	134,159

Robert M. Rosenberg	42,000	87,159	129,159

Gabriel T. Tsampalieros5	7,500	-	7,500
____________________
1J. Clifford Hudson, the Company’s Chairman of the Board and Chief Executive Officer, is not included in the table as he is an employee of the Company and thus receives no compensation for his services as a director.  The compensation received by Mr. Hudson as an employee of the Company is shown in the Summary Compensation Table on page 14.

2The option awards amounts reflect the dollar amount recognized for financial statement purposes for the fiscal year ended August 31, 2008 in accordance with FAS 123(R), and thus include amounts for awards granted in and prior to fiscal year 2008.  As of August 31, 2008, each incumbent director has the following number of options outstanding: Leonard Lieberman:  98,375; Michael J. Maples:  75,938; Larry J. Nichols:  50,000; Federico F. Peña:  133,813; H.E. “Gene” Rainbolt:  108,500; Frank E. Richardson:  159,125; and Robert M. Rosenberg: 78,125.  The full grant date fair value of stock options awarded in fiscal 2008 was $1,378,800 for Mr. Tsampalieros (initial grant) and $333,600 for each of Messrs. Lieberman, Peña, Rainbolt, Richardson and Rosenberg (annual grant after first three-year term).  No stock options were awarded to Messrs. Maples or Nichols in 2008 since they had not yet completed their first three-year terms.  Mr. Tsampalieros’ stock options cancelled with no value to him upon his resignation from the Board on August 12, 2008.

3Reflects the pro-rated portion for the year for the vesting of one-third of the 75,938 options granted to Mr. Maples in fiscal year 2005 upon his initial election as a director.

4Reflects the pro-rated portion for the year for the vesting of one-third of the 50,000 options granted to Mr. Nichols in fiscal year 2007 upon his initial election as a director.

5Mr. Tsampalieros served as a director from the date of his appointment to the Board on April 3, 2008 until his resignation on August 12, 2008.

Director Nominations

Annually, the Nominating and Corporate Governance Committee follows a process designed to consider the re-election of existing directors and seek individuals qualified to become new Board members for recommendation to the Board for any vacancies.

With respect to nominating existing directors, the Nominating and Corporate Governance Committee reviews relevant information available to it, including an assessment of the directors’ continued ability and willingness to serve as directors. The Nominating and Corporate Governance Committee also assesses each person’s contribution in light of the mix of skills and experience the Nominating and Corporate Governance Committee has deemed appropriate for the Board.

With respect to considering nominations of new directors, the Nominating and Corporate Governance Committee conducts a thorough search to identify candidates based upon criteria the Nominating and Corporate Governance Committee deems appropriate and considering the mix of skills and experience necessary to complement existing Board members. The Nominating and Corporate Governance Committee then reviews selected candidates and makes a recommendation to the Board. The Nominating and Corporate Governance Committee may seek input from other Board members or senior management in identifying candidates.

Each candidate for director must possess the following specific minimum qualifications:

•	Each candidate shall be an individual who has demonstrated integrity and ethics in his or her professional life and has established a record of professional accomplishment in his or her chosen field.
•	No candidate shall have any material personal, financial, or professional interest in any present or potential competitor of the Company.
•
Each candidate shall be prepared to participate fully in activities of the Board of Directors, including active membership in at least one committee of the Board of Directors and attendance at, and active participation in, meetings of the Board of Directors and the committee(s) of the Board of which he or she is a member.

The Nominating and Corporate Governance Committee will consider nominations for the Board by stockholders the same way it evaluates other individuals for nomination as a new director.  Such nominations must be made in accordance with the Company’s bylaws.

Communications with Directors

Stockholders may communicate with the non-employee members of the Board of Directors by writing to the Board, c/o Carolyn C. Cummins, Secretary of the Company.  All written submissions that appear to be good faith efforts to communicate with Board members about matters involving the interests of the Company and its stockholders are collected and forwarded on a periodic basis to the Board.  Any concerns relating to accounting, internal accounting controls, or auditing matters will be brought immediately to the attention of the Company’s principal internal auditor and handled in accordance with the procedures established by the Audit Committee with respect to such communications.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview.  Successful execution of our strategic plan is predicated on attracting and retaining a talented and highly motivated executive team. Unwanted turnover among our key executives can be very costly to the Company and our stockholders. Therefore, our executive compensation program has been designed to support our long-term strategic objectives, as well as address the realities of the competitive market for talent.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2008, as well as the other individuals included in the Summary Compensation Table on page 15, are referred to as the “named executive officers.”

Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to other officers.  Named executive officers receive base salary, annual cash incentive awards and long-term equity awards.  The only perquisites provided to officers, including named executive officers, are car allowances and premiums paid for certain life and accidental death and dismemberment insurance.  Named executive officers are eligible to participate in our health and benefit plans and employee stock purchase plan, which are generally available to all other employees.  The Company does not offer any retirement plan or compensation for named executive officers other than the Company’s 401(k) plan in which all employees may participate.

Compensation Objective.  The objective of our executive compensation program is to ensure that compensation paid to named executive officers is closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation assists the Company in attracting, motivating and retaining key executives critical to its long-term success.

Process of Setting Compensation.  The process of setting executive compensation is a dynamic one.  In setting compensation for fiscal 2008, the Compensation Committee considered, among other things:

•	the benchmarking data and analyses described below;
•	our overall performance in the 2007 fiscal year, including our financial and operating performance;
•	each named executive officer’s individual performance and contributions to our achievement of financial goals and operational milestones;
•	each named executive officer’s job responsibilities, expertise, historical compensation, and years and level of experience;
•	the relative compensation levels of our named executive officers; and
•	the importance of retaining each named executive officer and each named executive officer’s potential to assume greater responsibilities in the future.

Components of Compensation. There are three main components of our executive compensation program:

•	base salary;
•	annual cash incentives; and
•	long-term equity incentives.

Our Compensation Committee considered each of these components within the context of a total rewards framework.  We do not target a specific total compensation level.  Instead, we strive to be competitive in the marketplace by appropriately balancing all elements of compensation (short-term versus long-term and fixed versus variable) while recognizing the Company’s performance, as well as the named executive officer’s performance, contributions and experience.  In maintaining our philosophy of paying for performance, compensation is more heavily weighted towards variable compensation than fixed compensation, which is provided as base salary. This weighting is identified in the table below which shows our fixed versus variable mix for targeted total compensation.

Targeted Fixed Versus Variable Compensation Mix for the
Named Executive Officers for Fiscal 2008

Name	Position	Fixed Compensation as % of Target Total Compensation	Variable Compensation as % of Target Total Compensation

J. Clifford Hudson	Chairman of the Board and Chief Executive Officer	31%	69%

Stephen C. Vaughan	Chief Financial Officer and Executive Vice President	36%	64%

W. Scott McLain	President	36%	64%

Michael A. Perry	Executive Vice President of Sonic Industries Services Inc. and Sonic Restaurants, Inc.	36%	64%

V. Todd Townsend1	Former Chief Marketing Officer and Vice President	38%	62%

E. Edward Saroch2	President of Sonic Restaurants, Inc.	45%	55%
____________________
1 Mr. Townsend’s employment with the Company terminated August 15, 2008.

2 Mr. Saroch was elected President of Sonic Restaurants, Inc. on May 1, 2008.  Prior to that time, since Mr. Saroch was not a named executive officer or one of the Chief Executive Officer’s direct reports, his compensation mix was not considered in the same group with the other named executive officers.

Compensation of named executive officers is also more heavily weighted towards long-term equity incentives than short-term incentives to align the interests of executives with our stockholders and facilitate the creation of value for stockholders.  In furtherance of the Company’s philosophy of rewarding executives for future superior financial performance, prior stock compensation gains are generally not considered in setting future compensation levels.

In furtherance of the compensation philosophy described above, our Compensation Committee has engaged Mercer Human Resource Consulting to conduct an annual review of our total compensation program for our named executive officers and provide relevant market data concerning executive pay practices.  For fiscal 2008, Mercer provided data consisting of proxy information of peer companies as well as an analysis of executive compensation survey data maintained by Mercer, Towers Perrin and Watson Wyatt.

In making compensation decisions, our Compensation Committee compares each element of total compensation against our “compensation peer group,” which is a benchmarking peer group of publicly traded and privately held restaurant companies, as augmented by survey data where position matches were not available.  Our compensation peer group, which is periodically reviewed and updated by our Compensation Committee, consists of companies against which the Compensation Committee believes we compete for talent.  The companies comprising our compensation peer group in fiscal 2008 were:

AFC Enterprises	Chipotle Mexican Grill	Papa John’s
Brinker	CKE Restaurants	Red Robin
Buffalo Wild Wings	Domino’s Pizza	Ruby Tuesday
Burger King	IHOP	Steak ‘n Shake
California Pizza Kitchen	Jack in the Box	Texas Roadhouse
CEC Entertainment	P.F. Chang’s China Bistro
Cheesecake Factory	Panera Bread

For comparison purposes, the Company’s annual revenues are slightly above the 35th percentile in revenues of our compensation peer group and the Company’s market value is slightly below the 70th percentile in market value of our compensation peer group companies.  The following sections describe in greater detail each of the elements of our named executive officer compensation program, why they were selected, and how the amounts of each element were determined.

Base Salary.  Base salary is designed to compensate our named executive officers in part for their roles and responsibilities, and to provide a stable and fixed level of compensation that serves as a retention tool throughout the executive’s career.  In determining base salaries, we consider each executive’s role and responsibility, experience, unique skills, individual performance, and future potential with Sonic, along with salary levels for similar positions in our peer group and internal pay equity.  Our compensation philosophy is to target base salaries at or below the median of our compensation peer group for each named executive officer.  Base salaries are reviewed annually during our benchmarking process.

Annual Cash Incentive.  We provide performance-based annual cash incentive awards to our named executive officers, as well as other officers and mid-level management personnel.  These short-term cash incentives are designed to reward the achievement of specific, pre-set performance objectives measured over the current fiscal year. Awards under the annual cash incentive program are based on the Compensation Committee’s belief that a significant portion of the annual compensation of named executive officers should be contingent on achievement of the annual performance goals of the Company.

The Compensation Committee measures the performance of the Company against an annual business plan prepared by management and reviewed and approved by the Board of Directors at the beginning of the fiscal year.  Achievement of the earnings per share target set forth in the annual business plan will result in the payment of a cash incentive award equal to a percentage of the base salary of the named executive officer.  The target incentive awards are set below the median of our compensation peer group.  These target award levels are reviewed periodically by our Compensation Committee.  The target percentages for each named executive officer are based on the scope of the named executive officer’s responsibilities, internal pay equity among named executive officers with similar responsibilities and competitive considerations.  The target percentages for our named executive officers were as follows:

Name	2008	2007
J. Clifford Hudson	85%	75%
Stephen C. Vaughan	60%	50%
W. Scott McLain	60%	50%
Michael A. Perry	60%	50%
V. Todd Townsend1	50%	40%
E. Edward Saroch	43%2	35%

____________________
1Mr. Townsend’s employment with the Company terminated August 15, 2008, so he was not eligible to receive any payments for fiscal 2008 under the company’s annual incentive plan.

2Reflects Mr. Saroch’s percentage on a pro rata basis based on his election as President of Sonic Restaurants, Inc. on May 1, 2008.

Named executive officers must achieve a threshold level of 85% of the established earnings per share target in order to be rewarded with 50% of their target incentive awards.  Incremental progress from 85% to 100% of the established earning per share goal will allow the remaining 50% of the target incentive award to be earned.  Thus, consistent with our pay-for-performance philosophy, only when performance meets the earnings per share target will named executive officers be able to realize the entirety of their target incentive awards.  The Board of Directors sets the earnings per share target to require strong performance in order to achieve the target incentive awards. To encourage exceptional performance, achievement in excess of the earnings per share target will result in the payment of a cash incentive that as a percentage of the target incentive award equals the actual earnings per share as a percentage of the earnings per share target.  Our Compensation Committee retains discretion to adjust incentive awards up or down as it sees fit in light of unusual or unforeseen developments that impact Sonic or the industry in which Sonic operates.

For fiscal 2008, the earnings per share target was $1.15.  Our operating climate in fiscal 2008 was challenging with increased fuel and commodity costs.  We were profitable, but not at the planned level.  Actual performance in fiscal 2008 was $.97 per share, which resulted in no incentive awards being paid to the named executive officers except for a bonus amount awarded to Mr. Saroch based on his individual goals while serving as an officer during fiscal 2008 prior to his promotion to President of Sonic Restaurants, Inc.  Over the prior three fiscal years, our payouts have been 79.3%, 93.7% and 96.5% of the target annual incentive award.  The Compensation Committee did not exercise discretion to alter any individual awards for fiscal 2008 or the prior three fiscal years under the annual incentive award plan.

Long-Term Equity Incentive.  A key component of our named executive officer compensation program includes rewards for long-term strategic accomplishments and enhancement of long-term stockholder value through the use of equity-based incentives.  As a result, our officers’ interests are closely aligned with stockholders’ long-term interests. We currently provide equity-based incentives in the form of stock option awards. We believe that long-term incentive compensation performs an essential role in attracting and retaining executive talent and provides executives with incentives to maximize the value of stockholders’ investments.  The annualized value of the stock option awards to our named executive officers is intended to be the largest component of our overall compensation package.

In determining the amount of options to be granted, our Compensation Committee utilizes a formula which consists of “Total Compensation Potential” (base salary plus target annual incentive cash award) divided by the closing market price two days prior to the grant date and further multiplied by a factor determined by the Committee. For fiscal year 2007, the multiplier was 2.0, and for fiscal year 2008, the multiplier was 2.5.  Our Compensation Committee increased the multiplier beginning in fiscal 2007 and then again in fiscal 2008 to be consistent with its objective of equity award levels being the largest component of the named executive officers’ compensation and to more closely align with the equity award levels awarded by our peer group.  In consideration of internal equity and consistency among the named executive officers, the Compensation Committee has established the same multiplier for each named executive officer.  The Compensation Committee generally targets the stock option awards for our named executive officers above the median for our compensation peer group.  However, the target stock option awards of Mr. Hudson, Mr. Vaughan and Mr. McLain are below the median for our compensation peer group based on the Compensation Committee’s philosophy of using a compensation multiplier that is consistent among named executive officers.

In January 2006, Sonic adopted the Sonic Corp. 2006 Long-Term Incentive Plan, which replaced the 2001 Sonic Corp. Stock Option Plan.  The new plan provides our Compensation Committee greater flexibility in the choice of vehicles used to make long-term incentive grants, including the ability to issue restricted stock.  The Compensation Committee reviews the types of awards granted annually to ensure we are spending our shares responsibly and understand the cost associated with each type of available award.  For fiscal 2008, the Compensation Committee determined that the award of stock options has been an effective method of tying a significant portion of the named executive officers’ total opportunity for financial gain to increases in stockholder wealth and granted long-term incentive awards consisting solely of stock options.

Stock option grants to named executive officers have historically been made annually at our April quarterly Compensation Committee meeting.  In fiscal 2008, annual grants of equity-based awards were made at the January quarterly Compensation Committee meeting, which is the quarterly meeting at which other annual executive compensation items are considered.  Future annual grants of equity-based awards are expected to continue to be made at the January quarterly meeting.  Our quarterly Compensation Committee meeting dates are generally set in conjunction with our quarterly Board meetings about a year in advance of the meeting.  In addition to regular option grants, at times our Compensation Committee makes special stock option grants, usually in connection with new employment or as a result of promotion, which are made at the quarterly Compensation Committee meeting following the event triggering the grant.  Stock options are granted with an exercise price not less than the closing market price of our common stock on the grant date (which is the date of the quarterly Board meeting typically held the day after the quarterly Compensation Committee meeting).  Options vest over a period of three years, with one-third becoming exercisable on each anniversary of the grant date as long as the named executive officer is still employed by us on the date of vesting, and generally expire after seven years.  The periodic vesting provisions are in place to encourage the named executive officers to remain with the Company. Stock options only have value if our stock price appreciates after the options are granted.  There is no relationship between the timing of the granting of equity-based awards and our release of material non-public information.

Termination and Change in Control Arrangements.  We have employment agreements with each named executive officer.  The employment agreements provide that if the Company terminates the named executive officer’s employment other than for cause or fails to renew his contract, the Company must pay the named executive officer certain severance benefits.  The contracts for the named executive officers also provide that, upon a change in control of the Company, if the Company terminates the officer’s employment other than for cause or violates any term of the contract, the Company must pay the officer severance benefits.  These payments are discussed in more detail under “Potential Payments upon Termination or Change in Control” on page 19.  The agreements regarding severance payments are designed to be competitive with similar agreements of our compensation peer companies in order to attract, retain and motivate named executive officers, provide for stability and continuity of management in the event of any actual or threatened change in control, encourage named executive officers to remain in service after a change in control and ensure that named executive officers are able to devote their entire attention to maximizing stockholder value in the event of a change in control.  The Compensation Committee has determined that the amounts payable under the employment agreements are necessary to achieve those objectives.

Tax Deductibility of Pay.  In determining executive compensation, our Compensation Committee considers several factors, including the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which limit the deductibility by the Company of certain categories of compensation in excess of $1,000,000 paid to certain executive officers.  One exception applies to “performance-based compensation” paid pursuant to stockholder-approved employee benefit plans (essentially, compensation that is paid only if the individual’s performance meets pre-established objective performance goals based on performance criteria approved by our stockholders). Generally, our Compensation Committee believes that it is in the interests of the Company’s stockholders to preserve the deductibility of compensation paid to executive officers of the Company, while still maintaining the goals of the Company’s executive compensation program.  However, where it is deemed necessary and in the best interest of the Company to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company’s business strategy, the Committee may approve compensation to executive officers that may exceed the limits of deductibility.  For fiscal 2008, no named executive officer’s total compensation failed to qualify for deduction under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee
/s/Robert M. Rosenberg, Chairman
/s/Leonard Lieberman
/s/Michael J. Maples
/s/Federico F. Peña

Summary Compensation Table

The following table provides information concerning total compensation earned by the Chief Executive Officer, the Chief Financial Officer and the three other most-highly compensated executive officers of the Company who served in such capacities as of August 31, 2008 for services rendered to the Company during the past fiscal year.  The table also includes information concerning an individual who served as an executive officer during a portion of fiscal year 2008, but was not serving as an executive officer at the end of fiscal year 2008.  These six officers are referred to as the named executive officers in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)1	Option Awards ($)2	Non- Equity Incentive Plan Compen- sation ($)3	All Other Compen- sation ($)4	Total ($)
J. Clifford Hudson	2008	606,667	25,000	638,832	0	25,773	1,296,272
Chairman of the Board and Chief Executive Officer	2007	592,935	24,117	540,160	356,850	27,651	1,541,713

Stephen C. Vaughan	2008	300,000	11,250	222,476	0	27,123	560,849
Chief Financial Officer and Executive Vice President	2007	256,667	9,583	177,571	107,055	27,131	578,007

W. Scott McLain	2008	348,333	13,542	309,367	0	26,151	697,393
President	2007	318,938	12,791	333,328	128,863	26,684	820,604

Michael A. Perry	2008	316,667	12,500	277,003	0	26,523	632,693
Executive Vice President of Sonic Industries Services Inc. and Sonic Restaurants, Inc.	2007	291,667	11,458	264,558	118,950	26,623	713,256

V. Todd Townsend5	2008	250,625	10,625	64,568	0	21,114	346,931
Former Chief Marketing Officer and Vice President	2007	253,333	7,206	186,125	80,886	103,504	631,054

E. Edward Saroch	2008	221,667	8,333	137,020	10,7356	9,348	387,103
President of Sonic Restaurants, Inc.	2007	190,771	7,180	122,410	59,133	9,823	389,317
____________________
1The bonus amounts represent the holiday bonuses paid to each named executive officer as well as to all of the Company’s employees in an amount equal to one-half of the employee’s monthly base salary.

2The option awards amounts reflect the dollar amount recognized for financial statement purposes for the fiscal years ended August 31, 2008 and August 31, 2007 in accordance with FAS 123(R), and thus include amounts for awards granted in and prior to fiscal years 2008 and 2007.  See Note 12 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2008 regarding assumptions underlying valuation of equity awards.  These amounts do not reflect cash compensation actually received by the named executive officers.

3The non-equity incentive plan compensation amounts reflect the cash awards to the named executive officers under the Company’s annual cash incentive plan, which covers the named executive officers, as well as other officers and mid-level management personnel, and is discussed in further detail in the Compensation Discussion and Analysis under the section “Annual Cash Incentive.”

4The amounts include car allowance, the Company’s matching contribution to the Company’s 401(k) plan, and premiums for life insurance paid on behalf of the named individuals.  The amount reflected for Mr. Townsend in fiscal 2007 also includes $76,253 paid for Mr. Townsend’s relocation expenses.  We provide all officers, including our named executive officers, with a choice of a company car (Ford Escape) or a car allowance of $1,200 per month.  If an officer chooses the car allowance, it is included in his or her taxable income.  We also match 100% of each participant’s contribution to the 401(k) plan for the first 3% of the participant’s base salary and annual cash incentive award and 50% for the next 3% of the participant’s salary and annual cash incentive award.  Company contributions vest over a six-year period during the first six years of employment and then vest 100% after the sixth year of employment.  In addition, we pay the premiums for life insurance and accidental death and dismemberment insurance for all officers and mid-level management for coverage in the amount of four times the employee’s base salary, up to a maximum coverage of $800,000.

5Mr. Townsend’s employment with the Company terminated August 15, 2008.

6Mr. Saroch’s bonus was earned based on his goals and objectives as Senior Vice President of Field Services of Sonic Industries Services Inc. prior to his election as President of Sonic Restaurants, Inc. on May 1, 2008.

Grants of Plan-Based Awards Table

The following table provides information concerning grants of plan-based awards made to the named executive officers during fiscal year 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Option Awards ($)2
		Threshold ($)1	Target ($)

J. Clifford Hudson	1-10-08			135,507	22.24	847,014
	N/A	259,250	518,500

Stephen C. Vaughan	1-10-08			60,519	22.24	378,286
	N/A	94,500	189,000

W. Scott McLain	1-10-08			69,164	22.24	432,323
	8-14-08			52,364	16.34	258,731
	N/A	108,000	216,000

Michael A. Perry	1-10-08			62,440	22.24	390,294
	N/A	97,500	195,000

V. Todd Townsend3	1-10-08			47,731	22.24	298,352
	N/A	66,250	132,500

E. Edward Saroch	1-10-08			25,300	22.24	158,143
	8-14-08			34,091	16.34	168,444
	N/A	48,028	96,055
____________________
1The threshold amounts reflect the minimum payment level under the Company’s annual cash incentive plan, which is 50% of the target amounts shown in the next column. The minimum payment level may not be attained, and the annual cash incentive may exceed the target amount, as more particularly described in the Compensation Discussion and Analysis under the section “Annual Cash Incentive.”

2The amounts shown represent the fair market value at grant date for financial reporting purposes in fiscal 2008 of stock options determined in accordance with FAS 123(R).

3Mr. Townsend’s employment with the Company terminated August 15, 2008, so he was not eligible to receive any payment for fiscal 2008 under the Company’s annual incentive plan.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information on the current holdings of stock options by the named executive officers as of the fiscal year ended August 31, 2008. The table includes unvested stock options, the vesting schedules for which are shown following this table.

	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)1	Option Exercise Price	Option Expiration
Name	Exercisable	Unexercisable	($)	Date
J. Clifford Hudson	93,050	0	5.73	4/27/2009
	108,489	0	5.71	4/25/2010
	94,845	0	7.36	4/16/2011
	56,902	0	13.03	4/30/2012
	76,287	0	12.09	4/10/2013
	64,046	0	14.22	4/29/2014
	15,001	0	21.14	1/19/2015
	45,077	0	21.65	4/6/2015
	10,001	5,000	19.30	1/31/2016
	28,991	14,495	23.08	4/6/2013
	31,167	62,333	22.54	4/5/2014
	0	135,507	22.24	1/10/2015

Stephen C. Vaughan	37,146	0	4.87	1/20/2009
	19,946	0	5.73	4/27/2009
	25,995	0	5.71	4/25/2010
	21,956	0	7.36	4/16/2011
	30,368	0	9.09	11/13/2011
	14,227	0	13.03	4/30/2012
	17,126	0	12.09	4/10/2013
	14,664	0	14.22	4/29/2014
	19,983	0	19.72	11/10/2014
	12,497	0	21.65	4/6/2015
	9,217	4,608	23.08	4/6/2013
	12,022	24,042	22.54	4/5/2014
	0	60,519	22.24	1/10/2015

W. Scott McLain	38,285	0	5.73	4/27/2009
	43,941	0	5.71	4/25/2010
	41,735	0	7.36	4/16/2011
	25,604	0	13.03	4/30/2012
	30,803	0	12.09	4/10/2013
	38,733	0	14.89	1/21/2014
	26,636	0	14.22	4/29/2014
	33,890	0	19.72	11/10/2014
	20,133	0	21.65	4/6/2015
	13,180	6,589	23.08	4/6/2013
	14,471	28,940	22.54	4/5/2014
	0	69,164	22.24	1/10/2015
	0	52,364	16.34	8/14/2015

	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)1	Option Exercise Price	Option Expiration
Name	Exercisable	Unexercisable	($)	Date

Michael A. Perry	8,177	0	7.36	4/16/2011
	18,967	0	13.03	4/30/2012
	21,589	0	12.09	4/10/2013
	42,686	0	10.97	8/20/2013
	21,644	0	14.22	4/29/2014
	30,385	0	19.72	11/10/2014
	18,050	0	21.65	4/6/2015
	11,807	5,902	23.08	4/6/2013
	13,357	26,714	22.54	4/5/2014
	0	62,440	22.24	1/10/2015

V. Todd Townsend	0	0	N/A	N/A

E. Edward Saroch	13,934	0	5.73	4/27/2009
	15,299	0	5.71	4/25/2010
	13,316	0	7.36	4/16/2011
	7,478	0	13.03	4/30/2012
	21,427	0	10.75	1/15/2012
	24,113	0	10.97	8/20/2013
	13,238	0	12.09	4/10/2013
	12,226	0	14.22	4/29/2014
	9,044	0	21.65	4/6/2015
	13,997	0	21.07	8/17/2015
	6,659	3,329	23.08	4/6/2013
	6,011	12,031	22.54	4/5/2014
	0	25,300	22.24	1/10/2015
	0	34,091	16.34	8/14/2015
____________________
1The following table shows the grant date, vesting schedule and expiration date for all unvested stock options as of the fiscal year ended August 31, 2008. All stock options have a three-year vesting schedule of 33 1/3% per year. All stock options prior to April 2006 have a 10-year term and all stock options granted in or after April 2006 have a seven-year term.

Grant Date	Vesting Schedule	Expiration Date

1/31/2006	33 1/3% per year with remaining vesting date of 1/31/2009	1/31/2016

4/6/2006	33 1/3% per year with remaining vesting date of 4/6/2009	4/6/2013

4/5/2007	33 1/3% per year with remaining vesting dates of 4/5/2009 and 4/5/2010	4/5/2014

1/10/2008	33 1/3% per year with remaining vesting dates of 1/10/2009, 1/10/2010 and 1/10/2011	1/10/2015

8/14/2008	33 1/3% per year with remaining vesting dates of 8/14/2009, 8/14/2010 and 8/14/2011	8/14/2015

Option Exercises and Stock Vested Table

The following table sets forth information regarding stock options exercised during the last fiscal year by the named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)1	Value Realized on Exercise ($)

J. Clifford Hudson	114,797	1,819,532

Stephen C. Vaughan	23,552	436,766

W. Scott McLain	44,508	689,874

Michael A. Perry	10,500	165,520

V. Todd Townsend	0	0

E. Edward Saroch	16,556	256,618
 ____________________

1All of the options exercised by Messrs. Hudson, Vaughan, McLain and Saroch would have expired in fiscal year 2008 if not exercised.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with Mr. Hudson, our Chairman of the Board and Chief Executive Officer, and the other named executive officers. Mr. Hudson’s agreement is for a two-year term which automatically extends each year for one additional year to maintain successive terms of two years unless specifically terminated or not renewed by the Company. The agreements for all other named executive officers automatically renew for successive one-year terms unless specifically terminated or not renewed by the Company. The employment agreements provide that if the Company terminates the named executive officer’s employment other than for cause or fails to renew his contract, he will receive his base compensation for a 24-month period after termination in the case of Mr. Hudson and for a 12-month period after termination in the case of the other named executive officers. The agreements define “cause” as (1) the willful and intentional failure substantially to perform his duties (other than because of physical or mental incapacity), (2) the commission of an illegal act in connection with his employment, or (3) the commission of any act which falls outside the ordinary course of his responsibilities and which exposes the Company to a significant level of undue liability. A determination of “cause” requires the affirmative vote of at least two-thirds of all members of the Board of Directors. The contracts for Messrs. Hudson, Perry and Saroch expire in August 2009, the contract for Mr. McLain expires in January 2009 and the contract for Mr. Vaughan expires in October 2009.

The contracts for all of the named executive officers also provide that, upon a change in control of the Company, if the Company terminates the officer’s employment other than for cause or violates any term of the contract, the Company must pay the officer a lump sum equal to a specified multiple of the officer’s then current salary, not to exceed the maximum payable without a loss of the deduction under Section 280G of the Internal Revenue Code. The specified multiple equals two times the amount of their annual base salary for all of the named executive officers of the Company, except for Mr. Hudson (who would receive three times his annual base salary). The same lump sum provision applies if the officer should resign for “good reason,” which includes (without limitation) the occurrence without the officer’s consent after a change in control of the Company of (1) the assignment to the officer of duties inconsistent with the officer’s office with the Company, (2) a change in the officer’s title or office with the Company, or (3) a reduction in the officer’s salary. The officers’ contracts generally define a “change in control” to include any consolidation or merger of the Company in which the Company does not continue or survive or pursuant to which the shares of capital stock of the Company convert into cash, securities, or other property; any sale, lease, exchange, or transfer of all or substantially all of the assets of the Company; the acquisition of 50% or more of the outstanding capital stock of the Company by any person; or a change in the make-up of the Board of Directors of the Company during any period of two consecutive years, pursuant to which individuals who at the beginning of the period made up the entire Board of Directors of the Company cease for any reason to constitute a majority of the Board of Directors, unless at least two-thirds of the directors then and still in office approved the nomination of the new directors.

Other than the foregoing agreements, the Company has no compensatory plan or arrangement with respect to its executive officers which would result from the resignation, retirement, or termination of any executive officer’s employment with the Company, from a change in control of the Company, or from a change in an executive officer’s responsibilities following a change in control of the Company.

The following table describes and quantifies certain compensation that would become payable under the contracts described above if the named executive officers’ employment had terminated on August 31, 2008, the last day of the fiscal year. The amounts are based on each officer’s compensation as of that date, and if applicable, the Company’s closing stock price on that date of $14.49.

Name	Benefit	Retirement ($)	Before Change in Control Termination w/o Cause ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Disability ($)	Death ($)

J. Clifford Hudson	Cash Severance	--	1,220,000	1,830,000	1	--
	Stock Options 2	--	--	--	--	--

Stephen C. Vaughan	Cash Severance	--	315,000	630,000	1	--
	Stock Options 2	--	--	--	--	--

W. Scott McLain	Cash Severance	--	360,000	720,000	1	--
	Stock Options 2	--	--	--	--	--

Michael A. Perry	Cash Severance	--	325,000	650,000	1	--
	Stock Options2	--	--	--	--	--

V. Todd Townsend3	Cash Severance	--	--	--	1	--
	Stock Options	--	--	--	--	--

E. Edward Saroch	Cash Severance	--	250,000	500,000	1	--
	Stock Options2	--	--	--	--	--
____________________
1Named executive officers do not receive any payments upon termination as a result of long-term disability other than the long-term disability benefits provided to all corporate employees in the amount of 70% of the employee’s salary, but not to exceed $10,000 per month, until the employee reaches the age of 65.

2 Unvested stock options granted under the 2001 Sonic Corp. Stock Option Plan (the “2001 Plan”) and the Sonic Corp. 2006 Long-Term Incentive Plan (the “2006 Plan”) become exercisable upon a named executive officer’s disability or death. Unvested stock options granted under the 2001 Plan also become exercisable upon a change in control or the option holder’s retirement. Under the 2006 Plan, the Compensation Committee has the authority and may determine at any time that unvested stock options will accelerate upon a change in control. The exercise price of unvested stock options granted under the 2001 Plan and the 2006 Plan, which would become exercisable upon the named executive officer’s retirement, disability or death, or upon a change in control, is greater than the closing price of Sonic Corp. stock on August 31, 2008 and therefore stock options are not assigned a value for purposes of this table.

3Mr. Townsend’s employment with the Company terminated August 15, 2008. In accordance with the terms of his employment agreement, Mr. Townsend received a severance payment in the amount of his annual salary of $265,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

We lease two parcels of real estate, upon which we operate two drive-in restaurants, from Plains Realty Corp. (“Plains”), a corporation in which a minority interest is held by J. Clifford Hudson, Chairman of the Board of Directors and Chief Executive Officer of the Company, in trust for himself and in trust for his wife. The Company made rental payments during fiscal year 2008 for both parcels pursuant to leases entered into in 1988 and 1989. Both leases expire in January 2009. During the last fiscal year, the Company paid Plains a total of $105,657 in rent pursuant to those two leases and expects to pay additional rent in the approximate amount of $42,000 through the remainder of the lease terms. The approximate amount of the trusts’ interest in the rent received in the last fiscal year was $38,000, and the approximate amount of the trusts’ interest in the remaining rent due over the term of the lease is $15,000. We believe that the terms and conditions of the leases are no less favorable than those we could have obtained from third parties in arm’s length transactions.

Policies, Procedures and Practices

We have a number of policies, procedures and practices that relate to the identification, review and approval of related party transactions. Pursuant to the Company’s Code of Business Conduct and Ethics, all directors and executive officers are required to report actual or potential conflicts of interest to the Nominating and Corporate Governance Committee of the Board of Directors. The Chief Executive Officer, Chief Financial Officer, Treasurer and Controller are also subject to the Company’s Code of Ethics for Financial Officers which requires them to avoid actual or apparent conflicts of interest and report violations of the Code of Ethics to the Chairman of the Audit Committee of the Board of Directors. The Audit Committee Charter requires the Audit Committee to review and approve policies and procedures with respect to proposed transactions between the Company and related parties and to review and approve in advance all such related-party transactions. The Audit Committee will approve any such transaction only if it is determined to be in the best interests (or not inconsistent with the best interests) of the Company and its stockholders. In addition, directors and executive officers provide information in an annual questionnaire relating to any transactions with the Company, which transactions are reviewed by the Audit Committee to determine whether disclosure is required in the Company’s proxy statement. No member of the Audit Committee participates in any approval of a related party transaction in which such member is a related person, other than to provide all material information regarding the transaction to the Committee.

The Company’s Code of Business Conduct and Ethics, Code of Ethics for Financial Officers and Audit Committee Charter may all be found in the corporate governance section of our website, www.sonicdrivein.com.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed to the Company by Ernst & Young LLP for professional services rendered for the fiscal years ended August 31, 2008 and 2007:

	2008	2007

Audit Fees1	$616,000	$798,000
Audit-Related Fees2	22,000	21,000
Tax Compliance and Return Preparation Fees3	242,750	39,650
Tax Other Fees	--	5,000
Total	$880,750	$863,650

____________________
1Audit fees relate to professional services rendered for the annual audit of the consolidated financial statements of the Company (including internal control reporting under Section 404 of the Sarbanes-Oxley Act of 2002) and the quarterly reviews relating to Securities and Exchange Commission filings of the Company’s financial statements. Audit fees also include professional services rendered for separate audits of selected wholly-owned subsidiaries of the Company and, for fiscal 2007, comfort letter procedures and other services related to the tender offer and related debt transaction.

2Audit-related fees relate to professional services rendered for the annual audit of the Company’s benefit plan.

3Tax compliance and return preparation fees include fees for reviews of tax returns and related tax services and, for fiscal 2008, primarily relate to consultation regarding tip reporting.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee also reviews whether any of the senior audit team members receive any discretionary compensation from the audit firm with respect to non-audit services performed by the independent registered public accounting firm.

The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm and has determined that such services have not adversely affected such independence. All of the fees for fiscal year 2008 and 2007 were pre-approved by the Audit Committee, and there were no instances of waiver of approval requirements during those periods.

REPORT OF AUDIT COMMITTEE

The Audit Committee is comprised of three directors and operates under a written charter, a copy of which is available on the Company’s website (www.sonicdrivein.com). Each of the members of the Audit Committee meets the independence requirements of NASDAQ and the Sarbanes-Oxley Act of 2002. The Audit Committee held eight meetings in fiscal 2008. The meetings facilitated communication with senior management and employees, the internal auditors and Ernst & Young LLP, the Company’s independent registered public accounting firm (Ernst & Young). The Committee held discussions with the internal auditors and Ernst & Young both with and without management present, on the results of their examinations and the overall quality of the Company’s financial reporting and internal controls.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, and is directly responsible for the oversight of the scope of its role and the determination of its compensation. The Audit Committee regularly evaluated the performance and independence of Ernst & Young and, in addition, reviewed and pre-approved all services provided by Ernst & Young during fiscal 2008.

As stated in the Audit Committee’s charter, the Audit Committee’s responsibility is one of oversight. It is the responsibility of the Company’s management to establish and maintain a system of internal control over financial reporting, to plan and conduct audits, and to prepare consolidated financial statements in accordance with generally accepted accounting principles. It is the responsibility of the Company’s independent registered public accounting firm to audit those financial statements. The Audit Committee does not provide any expert or other special assurance as to the Company’s financial statements or any expert or professional certification as to the work of the Company’s independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has met and held discussions with management and Ernst & Young regarding the fair and complete presentation of the Company’s financial results. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Audit Committee has met to review and discuss the annual audited and quarterly consolidated financial statements for the Company for the 2008 fiscal year (including the disclosures contained in the Company’s 2008 Annual Report on Form 10-K and its 2008 Quarterly Reports on Form 10-Q, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) with the Company’s management and Ernst & Young. The Audit Committee also reviewed and discussed with management, the internal auditors and Ernst & Young the reports required by Section 404 of the Sarbanes-Oxley Act of 2002, namely, management’s annual report on the Company’s internal control over financial reporting and Ernst & Young’s attestation report on internal control over financial reporting.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” (Codification of Statement on Auditing Standards, AU 380), as modified or supplemented. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as modified or supplemented, and has discussed with Ernst and Young its independence from the Company and its management. The Audit Committee also has considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the Company for the fiscal year ended August 31, 2008 be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2008.

Respectfully submitted,

The Audit Committee
/s/ H. E. “Gene” Rainbolt, Chairman
/s/ J. Larry Nichols
/s/ Frank E. Richardson

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners. The following table shows the total number and percentage of the outstanding shares of the Company’s voting common stock beneficially owned as of June 30, 2008, with respect to each person (including any “group” as used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) the Company knows to have beneficial ownership of more than 5% of the Company’s common stock. The Company computed the percentage ownership amounts in accordance with the provisions of Rule 13d-3(d), which includes as beneficially owned all shares of common stock that the person or group has the right to acquire within the next 60 days.

Beneficial Owner	Number of Shares	Percent1

FMR LLC2 82 Devonshire Street Boston, Massachusetts 02109	6,395,722	10.6

Earnest Partners, LLC3 1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	5,299,514	8.8

T. Rowe Price Associates, Inc.4 100 East Pratt Street Baltimore, Maryland 21202	4,035,297	6.7

Barclays Global Investors, NA5 45 Fremont Street, 17th Floor San Francisco, CA 94105	3,481,439	5.8

____________
1 Based on the number of outstanding shares of common stock as of October 31, 2008.

2 Reflects shares beneficially owned by FMR LLC (formerly known as FMR Corp.) (“FMR”) according to a 13F Holdings Report filed by FMR with the SEC on August 14, 2008, reflecting ownership of shares as of June 30, 2008. Based on the 13F Holdings Report, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, and FMR Co., Inc. have defined dispositive power over 6,395,722 shares, sole voting power over 0 shares, shared voting power over 0 shares and no voting power over 6,395,722 shares. According to a statement on Schedule 13G filed by FMR with the SEC on February 14, 2008, as of December 31, 2007, each of FMR and Mr. Edward C. Johnson 3d, Chairman of FMR, has sole dispositive power over (and beneficially owned) 7,085,223 shares, representing 7,085,223 shares beneficially owned by Fidelity as a result of its role as an investment advisor to various investment companies, one of which, Fidelity Low Priced Stock Fund, owned 5,000,000 shares.

3 Reflects shares beneficially owned by Earnest Partners, LLC according to a 13F Holdings Report filed by Earnest Partners, LLC with the SEC on August 11, 2008, reflecting ownership of shares as of June 30, 2008. Based on the 13F Holdings Report, Earnest Partners, LLC has sole voting power over 1,853,612 shares, shared voting power over 1,522,236 shares, no voting power over 1,923,666 shares, and sole dispositive power over all 5,299,514 shares.

4 Reflects shares beneficially owned by T. Rowe Price Associates, Inc. (“T. Rowe Price”) according to a 13F Holdings Report filed by T. Rowe Price with the SEC on August 14, 2008, reflecting ownership of shares as of June 30, 2008. Based on the 13F Holdings Report, T. Rowe Price has sole voting power over 476,502 shares, shared voting power over 0 shares, no voting power over 3,558,795 shares, and sole dispositive power over all 4,035,297 shares.

5 Reflects shares beneficially owned by Barclays Global Investors, NA (“Barclays”) according to a 13F Holdings Report filed by Barclays Global Investors UK Holdings Limited with the SEC on July 25, 2008, reflecting ownership of shares as of June 30, 2008. Based on the 13F Holdings Report, Barclays has defined dispositive power over 1,634,737 shares, sole voting power over 1,401,287 shares, shared voting power over 0 shares and no voting power over 233,450 shares. Barclays Global Fund Advisors, which has the same address as Barclays, has defined dispositive power over 1,782,306 shares, sole voting power over 1,244,951 shares, shared voting power over 0 shares and no voting power over 537,355. Barclays Global Investors LTD, whose address is Murray House, 1 Royal Mint Court, London, EC3N 4HH, has defined dispositive power over 64,396 shares, sole voting power over 1,340 shares, shared voting power over 0 shares and no voting power over 63,056 shares.

Management. The following table sets forth information obtained from our directors and executive officers as to their beneficial ownership of the Company’s voting common stock as of November 20, 2008. We computed the percentage ownership amounts in accordance with the provisions of Rule 13d-3(d), which rule includes as beneficially owned all shares of common stock which the person or group has the right to acquire pursuant to stock options exercisable within the next 60 days (“Currently Exercisable Options”). Unless indicated otherwise, each stockholder holds sole voting and investment power with regard to the shares of common stock.

Beneficial Owner	Number of Shares	Number of Currently Exercisable Options	Percent1

J. Clifford Hudson2	1,074,666	699,025	2.91
Stephen C. Vaughan3	58,033	255,320	4
W. Scott McLain5	103,776	350,466	4
Michael A. Perry 6	29,335	196,976	4
V. Todd Townsend7	810	0	4
E. Edward Saroch8	19,139	165,176	4
Leonard Lieberman	112,953	76,667	4
Michael J. Maples	6,000	75,938	4
J. Larry Nichols	5,000	16,667	4
Federico F. Peña	1,161	112,105	4
H. E. “Gene” Rainbolt	132,875	86,792	4
Frank E. Richardson9	1,818,329	137,417	3.23
Robert M. Rosenberg10	142,085	56,417	4
Gabriel T. Tsampalieros11	0	0	4
Directors and executive officers as a group (19) 12	3,522,318	2,472,457	9.53
____________________
1Pursuant to Rule 13(d)(3), the Company includes the shares of common stock underlying the Currently Exercisable Options as outstanding for the purposes of computing the percentage ownership of the person or group holding those options but not for the purposes of computing the percentage ownership of any other person.

2Includes (a) 496,067 shares of common stock held by Mr. Hudson in trust for himself, (b) 469,296 shares of common stock held by Mr. Hudson’s wife in trust for herself (of which Mr. Hudson disclaims beneficial ownership), (c) 27,303 shares of common stock held by Mr. Hudson in trust for his two children (of which Mr. Hudson disclaims beneficial ownership) and (d) 82,000 shares of common stock held by a family limited liability company owned by Mr. Hudson, his wife and his two children. (Mr. Hudson owns 40% of the family limited liability company and disclaims beneficial ownership of the shares held by the family limited liability company except to the extent of his pecuniary interest therein.)

3Includes 491 shares held in the Company’s employee stock purchase plan.

4Represents less than 1% of the Company’s outstanding shares.

5Includes 2,528 shares held for Mr. McLain in the Company’s 401(k) plan.

6Includes 5,055 shares held for Mr. Perry in the Company’s 401(k) plan and 5,732 shares held in the Company’s employee stock purchase plan.

7Includes 810 shares held for Mr. Townsend in the Company’s employee stock purchase plan. Mr. Townsend’s employment with the Company terminated August 15, 2008.

8Includes 2,583 shares held for Mr. Saroch in the Company’s 401(k) plan.

9Includes 2,250 shares of common stock held by Mr. Richardson’s wife (of which Mr. Richardson disclaims beneficial ownership), 4,650 shares of common stock held by Mr. Richardson as custodian for his children (of which Mr. Richardson disclaims beneficial ownership), and 1,811,429 shares pledged as security.

10Includes 142,085 shares of common stock held by Mr. Rosenberg in trust for himself.

11Mr. Tsampalieros served as a director from the date of his appointment to the Board on April 3, 2008 until his resignation on August 12, 2008.

12Includes (a) 10,345 shares of common stock held for certain executive officers in the Company’s 401(k) plan and (b) 17,267 shares held for certain executive officers in the Company’s employee stock purchase plan.

Changes in Control. We do not know of any arrangements (including the pledge by any person of securities of the Company), the operation of which may result at a subsequent date in a change in control of the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about the Company’s equity compensation plans as of August 31, 2008.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	7,761,897	$16.51	3,368,016
Equity compensation plans not approved by security holders	-0-	-0-	-0-

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of the original and amended Forms 3, 4, and 5 furnished to the Company during its last fiscal year, we do not know of any person who failed to file on a timely basis any reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, except that W. Scott McLain and E. Edward Saroch were each late in filing one Form 4 to report non-qualified stock option grants on August 14, 2008. The failures to timely report were inadvertent and, as soon as the oversights were discovered, the transactions were promptly reported on September 10, 2008.

OTHER MATTERS

The Board of Directors knows of no other matters which may come before the annual meeting. If any other business properly comes before the meeting, the persons named in the proxy will vote with respect to that matter in accordance with their best judgment.

2008 ANNUAL REPORT AND FORM 10-K

The Company’s Annual Report on Form 10-K for the year ended August 31, 2008, as filed with the Securities and Exchange Commission, contains detailed information concerning the Company and its operations which is not included in the 2008 Annual Report. A copy of the 2008 Form 10-K will be furnished to each stockholder without charge upon request in writing to: Carolyn C. Cummins, Secretary, Sonic Corp., 300 Johnny Bench Drive, Oklahoma City, OK 73104. The 2008 Form 10-K is also available at the Company’s website at www.sonicdrivein.com.

Only one proxy statement and annual report may be delivered to multiple stockholders sharing an address, unless the Company receives contrary instructions from one or more of the stockholders. Any stockholder at a shared address to which a single copy of the proxy statement and annual report have been sent who would like a separate copy of this proxy statement and annual report or future proxy statements and annual reports may make a written or oral request to Carolyn C. Cummins, Secretary, Sonic Corp., 300 Johnny Bench Drive, Oklahoma City, OK 73104 or by telephone at (405) 225-5000. Similarly, requests may be made for delivery of a single copy of a proxy statement and annual report to be delivered to an address where multiple stockholders are currently receiving multiple copies of proxy statements and annual reports.

000004
   C123456789

000000000.000000 ext    000000000.000000 ext
000000000.000000 ext    000000000.000000 ext
000000000.000000 ext    000000000.000000 ext

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 15, 2009.

Vote by Internet
	•	Log on to the Internet and go to
www.envisionreports.com/SONC
	•	Follow the steps outlined on the secured website.
Vote by telephone
	•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
	•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of three Directors — The Board of Directors recommends a vote FOR all the nominees listed.
Nominees:	For Withhold		For Withhold		For Withhold	+
01 - Michael J. Maples	☐ ☐	02 - J. Larry Nichols	☐ ☐	03 - Frank E. Richardson	☐ ☐

In their discretion, the proxies are authorized to act upon any such other matters as may properly come before the meeting or any adjournments or postponements thereof.

B Non-Voting Items
Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears below, date and return this proxy card promptly, using the self-addressed, prepaid envelope enclosed for your convenience.  Please correct your address before returning this proxy card.  Persons signing in a fiduciary capacity should indicate that fact and give their full title.  If a corporation, please sign in the full corporate name by the president or other authorized officer.  If a partnership, please sign in the partnership name by an authorized person.  If joint tenants, both persons should sign.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
/	/

■	+

  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – SONIC CORP.

For the Annual Meeting of Stockholders

THE BOARD OF DIRECTORS OF SONIC CORP. IS SOLICITING THIS PROXY

The undersigned hereby appoints J. Clifford Hudson and Carolyn C. Cummins, and each of them, the undersigned’s proxy, with full power of substitution, to attend the annual meeting of the stockholders of Sonic Corp. (the “Company”) on Thursday, January 15, 2009, at 1:30 p.m., on the Fourth Floor of the Sonic Headquarters Building, 300 Johnny Bench Drive, Oklahoma City, Oklahoma, and at any adjournment of that meeting, and to vote the undersigned’s shares of common stock as designated on the reverse side.

The persons named above will vote the shares of common stock represented by this proxy card in accordance with the specifications made in Item A.  If the undersigned makes no specification, the persons named above will vote the shares in favor of Item A.

MR ANDREW SAMPLE 1234 AMERICA DRIVE ANYWHERE, IL 60661

IMPORTANT ANNUAL STOCKHOLDERS’ MEETING INFORMATION — YOUR VOTE COUNTS!

Stockholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for theSonic Corp. Stockholder Meeting to be Held on January 15, 2009

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement, proxy card and annual report to stockholders are available at:

www.envisionreports.com/SONC

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/SONC to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before January 5, 2009 to facilitate timely delivery.

Stockholder Meeting Notice

Sonic Corp.’s Annual Meeting of Stockholders will be held on January 15, 2009, at 1:30 p.m. Central Time at 300 Johnny Bench Drive, Oklahoma City, OK.

Proposal to be voted on at the meeting is listed below along with the Board of Directors’ recommendation.

The Board of Directors recommends that you vote FOR the following proposal:
Election of Directors:
01 - Michael J. Maples
02 - J. Larry Nichols
03 - Frank E. Richardson

In their discretion, the proxies are authorized to act upon any such other matters as may properly come before the meeting or any adjournments or postponements thereof.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.
If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the numbers in the shaded bar on the reverse side when requesting a set of proxy materials.

Ò
Internet – Go to www.envisionreports.com/SONC. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

Ò
Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

Ò
Email – Send email to investorvote@computershare.com with “Proxy Materials SonicCorp.” in the subject line. Include in the message your full name and address, plus the three numbers located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by January 5, 2009.